Exhibit 2.2

FIRST AMENDMENT TO LIMITED LIABILITY COMPANY

INTEREST PURCHASE AGREEMENT

This FIRST AMENDMENT TO THE LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT (this “Amendment”) dated as of February 12, 2026 (the “Effective Date”) is made by and among 10X DIGITAL INFRASTRUCTURE LLC D/B/A 10X CAPITAL, a Delaware limited liability company (the “Buyer”), and SPRE TULSA OK, LLC a Georgia limited liability company, and BISHOPS BOWL CAPITAL, LLC, an Oklahoma limited liability company (collectively “Sellers”).

RECITALS

A.    Sellers and Buyer entered into that certain Limited Liability Company Interest Purchase Agreement dated January 12, 2026 (together with all exhibits, schedules and addenda thereto, collectively, the “Agreement”). Capitalized terms contained herein which are not otherwise defined shall have the same meaning as set forth in the Agreement.

B.    Pursuant to the terms and conditions of the Agreement, Sellers agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Interests in T20 MINING GROUP, LLC., an Oklahoma limited liability company (as defined and more particularly described in the Agreement).

C.    The parties hereto desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the execution and delivery of this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer agree as follows:

1.    Defined Terms; Recitals. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Agreement unless otherwise defined herein. From and after the date hereof, the term “Agreement,” as used in the Agreement, shall mean the Agreement, as amended by this Amendment. The recitals above are hereby incorporated in this Amendment by reference.

2.    Closing Extension. The parties hereby acknowledge that the Closing Date, as defined in Section 2.1 of the Agreement, shall be revised to February 13, 2026.

3.    Effect of Amendment. Except as expressly modified by this Amendment, the Agreement and all the covenants, agreements, terms, provisions, conditions, and deadlines thereof shall remain in full force and effect and are hereby ratified and affirmed.

4.    No Waiver. With the sole exception of the amended Closing Date as stated in this Amendment, nothing herein shall be construed as to alter, amend, change, or waive any rights and/or remedies available to Seller pursuant to the Agreement.

5.    Successors and Assigns. Subject to any provision of the Agreement that may prohibit or curtail assignment of rights, this Amendment shall bind and inure to the benefit of the parties and their heirs, assigns, representatives and successors; provided, there are no intended third-party beneficiaries to this Amendment.

6.    Miscellaneous. This Amendment becomes effective upon execution and delivery hereof by the Buyer and Sellers. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof.

7.    Authority. Buyer and Sellers hereby guarantee, warrant and represent that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

8.    Entire Agreement. The Agreement (as amended by this Amendment) contains the entire understanding and agreement among the parties hereto with respect to the subject matter thereof and supersedes any other prior written or oral understandings or agreements among them with respect thereto.

9.    Counterparts; Facsimile and pdf Signatures. This Amendment may be executed in any number of counterparts, including counterparts transmitted by facsimile or Portable Document Format (PDF), any one of which shall constitute an original of this Amendment. When counterparts or facsimile or PDF copies have been executed by all parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same documents and copies of such documents shall be deemed valid as originals. The parties agree that all such signatures may be transferred to a single document upon the request of any party. This Amendment shall not be binding unless and until it shall be fully executed and delivered by all parties hereto.

[Remainder of Page Intentionally Blank; Signatures on Following Page(s).]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date above mentioned.

SELLERS

SPRE TULSA OK, LLC

/s/ Michael Maniscalco

By: Michael Maniscalo

Its: CEO

BISHOPS BOWL CAPITAL, LLC

/s/ James Morreale

By: James Morreale

Its: Managing Member

BUYER

10X DIGITAL INFRASTRUTURE, LLC

/s/ Harmol Samra

By: Harmol Samra

Its: Chief Executive Officer

Signature Page to First Amendment to Limited Liability Company

Interest Purchase Agreement